NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts
Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
908.300.7670                                908.604.7343

Everest Group Appoints Jim Williamson as Permanent Chief Executive Officer

HAMILTON, Bermuda -- (BUSINESS WIRE) – January 22, 2025 – Everest Group, Ltd., a global underwriting leader providing best-in-class property, casualty and specialty insurance and reinsurance solutions, today announced that its Board of Directors has appointed Jim Williamson as President and Chief Executive Officer, effective immediately.

"Over the past four years, Jim has consistently demonstrated sound judgement and value creation at Everest, earning the respect of his colleagues and the Board,” said Chairman of the Board Joseph Taranto. “Jim’s extensive industry experience, deep knowledge of the Company and outstanding performance make him the right person to lead the next chapter for Everest.”

Mr. Williamson was most recently Everest’s Acting CEO. Prior to that, he served as the Company’s EVP and Group COO, and Head of the Reinsurance and Insurance Divisions. He has held roles of increasing seniority since joining Everest as Group COO in 2020. His career in the industry, with senior positions at The Hartford, Chubb and ACE, spans over two decades, and covers all aspects of the P&C industry, including commercial, specialty and consumer business lines in the US and overseas.

“I want to thank the Board for this opportunity and their confidence in my ability to lead Everest through a pivotal time in the Company’s evolution,” said Williamson. “Everest is uniquely positioned, with exceptional talent and a growing global franchise, to unlock future potential. I look forward to working closely with our Board and the entire Everest team as we focus on delivering sustainable value for our shareholders, clients and colleagues.”

About Everest

Everest is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.